TOPGOLF CALLAWAY BRANDS ANNOUNCES FIRST QUARTER 2025 RESULTS

HIGHLIGHTS
•Q1 consolidated Net Revenue of $1,092 million and strong Adjusted EBITDA both outperformed expectations.
•Q1 Total Segment Operating Income increased 9.7%.
•The Company further strengthened its available liquidity position to $805 million, increasing by 12% year-over-year.
•The Company reaffirmed its consolidated full year Revenue and Adjusted EBITDA guidance (subject to adjustment pending the sale of its Jack Wolfskin business).

CARLSBAD, CA /May 12, 2025/ Topgolf Callaway Brands Corp. (the “Company” or “Topgolf Callaway Brands”, “we”, “our”, “us”) (NYSE: MODG) announced its financial results for the first quarter ended March 31, 2025.

“We are pleased with our first quarter results as we met or beat our plan in all segments of our business,” commented Chip Brewer, President and CEO. “We are particularly pleased with the performance of our Golf Equipment business where the Elyte Driver received numerous awards and we started to benefit from the cost reduction and margin improvement initiatives we began implementing in 2024. We are also pleased we entered into an agreement to sell the Jack Wolfskin business as this will allow us to focus and optimize our resources on our core business and will further enhance our balance sheet and liquidity ahead of our planned separation of Topgolf.”

Mr. Brewer continued, “Looking forward, based upon what we know today, we believe our strong start to the year, improving foreign currency exchange rates, and actions we are taking to both reduce costs and mitigate the impact of the current tariff rates, will allow us to maintain our consolidated full year Revenue and Adjusted EBITDA guidance. This is clearly going to be an interesting year, but we believe we are well positioned to create shareholder value via: building on our core strengths, achieving our consolidated financial goals, and through the sale of our Jack Wolfskin business and the planned separation of Topgolf.”

CONSOLIDATED RESULTS
The Company announced the following GAAP and non-GAAP financial results for the three months ended March 31, 2025 and 2024:

GAAP RESULTS
(in millions, except percentages and per share data)	Three Months Ended March 31,
	2025	2024	$ Change	% Change
Net revenues	$1,092.3	$1,144.2	$(51.9)	(4.5)%
Income from operations	66.5	66.9	(0.4)	(0.6)%
Other expense, net	(54.9)	(55.4)	0.5	(0.9)%
Income before taxes	11.6	11.5	0.1	0.9%
Income tax provision	9.5	5.0	4.5	90.0%
Net income	$2.1	$6.5	$(4.4)	(67.7)%
Earnings per share - diluted	$0.01	$0.04	$(0.03)	(75.0)%
Weighted-average common shares outstanding - diluted	183.5	184.4	(0.9)	(0.5)%

NON-GAAP RESULTS
Non-GAAP results exclude certain non-cash and non-recurring adjustments as defined in the Additional Information and Disclosures section of this release. The Company has also provided a reconciliation of the non-GAAP information to the most directly comparable GAAP information in the tables to this release.

(in millions, except percentages and per share data)	Three Months Ended March 31,
	2025	2024	$ Change	% Change	Constant Currency vs. 2024(1)
Net revenues	$1,092.3	$1,144.2	$(51.9)	(4.5)%	(3.8)%
Non-GAAP income from operations	$87.8	$72.6	$15.2	20.9%	28.5%
Non-GAAP Net income	$20.3	$14.4	$5.9	41.0%
Non-GAAP Earnings per share - diluted	$0.11	$0.08	$0.03	41.7%
Non-GAAP Adjusted EBITDA	$167.3	$160.9	$6.4	4.0%
(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.
FIRST QUARTER 2025 CONSOLIDATED RESULTS COMMENTARY
(All comparisons to prior periods are calculated on a year-over-year basis, unless otherwise noted)
The Company’s net revenue of $1,092.3 million decreased 4.5% year-over-year. This result was better than expected and was primarily due to the decrease in Topgolf same venue sales, the rightsizing of the Jack Wolfskin business and unfavorable changes in foreign currency rates.

On a GAAP basis, income from operations was approximately flat at $66.5 million. On a non-GAAP basis, income from operations increased $15.2 million to $87.8 million, driven by a $10.6 million increase in segment operating income, which was led by increases in both the Golf Equipment and Active Lifestyle segments.

Adjusted EBITDA of $167.3 million increased 4.0% vs. the prior year primarily driven by increased profitability in the Golf Equipment and Active Lifestyle segments.

SEGMENT RESULTS
SEGMENT NET REVENUES
The table below provides net revenues by segment for the periods presented:

(in millions, except percentages)	Three Months Ended March 31,			Constant Currency vs. 2024(1)
	2025	2024	% Change	% Change
Topgolf	$393.7	$422.8	(6.9)%	(6.8)%
Golf Equipment	443.7	449.9	(1.4)%	(0.3)%
Active Lifestyle	254.9	271.5	(6.1)%	(4.7)%
Net Revenues	$1,092.3	$1,144.2	(4.5)%	(3.8)%
(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.

SEGMENT OPERATING INCOME (LOSS)
The table below provides the breakout of segment operating income (loss) for the periods presented:

(in millions, except percentages)	Three Months Ended March 31,
	2025	2024	Change
Topgolf	$(11.9)	$2.9	n/m
% of segment revenue	(3.0)%	0.7%	(370)	bps
Golf Equipment	101.6	82.1	23.8%
% of segment revenue	22.9%	18.2%	470	bps
Active Lifestyle	30.6	24.7	23.9%
% of segment revenue	12.0%	9.1%	290	bps
Total Segment Operating Income	$120.3	$109.7	9.7%
% of total segment revenue	11.0%	9.6%	140	bps
Constant Currency Total Segment Operating Income			14.6%

FIRST QUARTER 2025 SEGMENT COMMENTARY
(All comparisons to prior periods are calculated on a year-over-year basis, unless otherwise noted)

Topgolf
•Segment revenue decreased $29.1 million to $393.7 million, with a decline in same venue sales offsetting revenue from new venues.
•Same venue sales of -12% was in line with expectations.
•Segment operating income decreased $14.8 million to a loss of $11.9 million, and Adjusted EBITDA decreased $15.9 million, to $43.9 million due primarily to the decline in same venue sales, partially offset by on-going cost reduction efforts.

Golf Equipment
•Revenue decreased $6.2 million to $443.7 million primarily due to unfavorable foreign currency rates as well as a more competitive launch environment as all four OEM’s launched full new wood lineups in the first quarter, as expected.
•Segment operating income increased $19.5 million to $101.6 million, primarily driven by improved gross margin performance, the favorable impact of cost savings initiatives and a lease termination incentive for our Japan subsidiary.

Active Lifestyle
•Revenue decreased $16.6 million to $254.9 million, due to the planned rightsizing of the Jack Wolfskin business in Europe, partially offset by continued growth in China.
•Operating income increased $5.9 million, primarily driven by cost savings initiatives at Jack Wolfskin resulting from the rightsizing of that business as well as improved gross margins.
The following is a reconciliation of total segment operating income to income before income taxes for the periods presented:

	Three Months Ended March 31,
(in millions)	2025	2024	$ Change
Total segment operating income:	$120.3	$109.7	$10.6
Unallocated other corporate expenses(1)	(53.8)	(42.8)	(11.0)
Income from operations	66.5	66.9	(0.4)
Interest expense, net	(58.0)	(58.8)	0.8
Other income, net	3.1	3.4	(0.3)
Income before income taxes	$11.6	$11.5	$0.1

(1) Includes corporate overhead and certain non-recurring and non-cash items as described in the schedules to this release.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS
•Inventory decreased $49.0 million year-over-year to $653.9 million, due to the $75.3 million reclassification of Jack Wolfskin inventory to Current Assets Held for Sale.
•Available liquidity, which is comprised of cash on hand plus availability under the Company’s credit facilities, increased $85.3 million to $805.0 million compared to March 31, 2024.

2025 BUSINESS OUTLOOK
Despite the current macroeconomic conditions with increased tariffs and a softer consumer environment, and as a result of the Company’s strong start to the year, improving foreign currency rates, and actions the Company is taking to reduce costs and mitigate the impact of the current tariffs, the Company is maintaining its prior consolidated full year revenue and adjusted EBITDA guidance (subject to adjustment for the pending sale of its Jack Wolfskin business).
Due to the softer consumer environment, however, the Company is decreasing its estimated same venue sales guidance for Topgolf and, as a result, the overall revenue guidance for Topgolf. Despite this decrease in forecasted revenue, and as a result of the cost reduction actions and additional improvements in operational efficiencies, the Company is maintaining the Adjusted EBITDA guidance for Topgolf.

Q2 2025 BUSINESS OUTLOOK

The Q2 revenue outlook includes the expectation for a more competitive launch environment in the Golf Equipment business, the continued impact from the rightsizing of the Jack Wolfskin business, the impact from the sale of the WGT gaming business in December 2024 and a projected decline in same venue sales, which is expected to be in the range of down 7% to down 12% at Topgolf.

The Q2 EBITDA outlook includes the expectation for an approximately $22 million negative impact related to hedging losses, tariffs, and sale of WGT.

2025 FULL YEAR OUTLOOK
(in millions, except where noted otherwise and for percentages and per share data)

	2025 Current Estimate	2025 Previous Estimate	2024 As Reported
Consolidated Net Revenues	$4.000 - $4.185B	$4.000 - $4.185B	$4.24B
Topgolf Revenue	$1.680 - $1.790B	$1.725 - $1.835B	$1.81B
Topgolf Same Venue Sales Growth	Down 6-12%	Down Mid-single Digits	Down 9%
Consolidated Adjusted EBITDA(1)	$415 - $505	$415 - $505	$588
Topgolf Adjusted EBITDA(1)	$240 - $300	$240 - $300	$337

(1) Non-GAAP measure. See “Additional Information and Disclosures—Non-GAAP Information” for more information and the schedules to this press release for reconciliations to the most directly comparable GAAP measure.

2025 SECOND QUARTER OUTLOOK
(in millions)
	Q2 2025 Estimate(1)	Q2 2024 As Reported
Consolidated Net Revenues	$1.075 - $1.115B	$1.16B
Consolidated Adjusted EBITDA(1)	$139 - $159	$206

(1) Non-GAAP measure. See “Additional Information and Disclosures—Non-GAAP Information” for more information and the schedules to this press release for reconciliations to the most directly comparable GAAP measure.

The Company’s guidance includes its Jack Wolfskin business. The Company, however, previously announced that it had entered into an agreement to sell its Jack Wolfskin business. Assuming that sale is completed, which is expected to occur in late Q2 or early Q3, the guidance will automatically be adjusted to exclude the Jack Wolfskin business results for the balance of the year as of the date the sale is consummated. While the Company is not providing updated guidance for its Jack Wolfskin business at this time, the Company previously disclosed that embedded in its February 24, 2025 full year guidance was an estimate for its Jack Wolfskin business of approximately Euro 325 million in revenue and Euro 12 million of Adjusted EBITDA. Given the typical seasonality of the Jack Wolfskin business, this full year estimate is comprised of approximately (a) Euro 115 million in revenue and a loss of Euro 18 million of Adjusted EBITDA for the first half of 2025 and (b) Euro 210 million in revenue and Euro 30 million of Adjusted EBITDA in the second half of 2025.

ADDITIONAL INFORMATION AND DISCLOSURES
Conference Call and Webcast
The Company will be holding a conference call at 2:00 p.m. Pacific time today, May 12, 2025, to discuss the Company’s financial results, outlook and business. The call will be webcast live on our investor relations website at https://www.topgolfcallawaybrands.com/news-and-events/presentations. Our earnings presentation will be available ahead of our call and will include additional details. A replay of the conference call will be available approximately two hours after the call ends. The replay may be accessed through the Investor Relations section of the Company’s website at https://www.topgolfcallawaybrands.com.
Non-GAAP Information
The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company’s financial results or projected financial results on a "constant currency basis" or as "constant currency" results. This information estimates the impact of changes in foreign currency exchange rates on the translation of the Company’s current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company’s results or business.

Non-Recurring and Non-cash Adjustments. The Company provided information excluding certain non-cash amortization of acquired intangible assets, including customer and distributor relationships, reacquired distribution rights and acquired developed technology related to the Company’s merger with Topgolf, acquisitions of Jack Wolfskin, TravisMathew and OGIO, and reacquisition of distribution rights in the Korea apparel market. While the amortization of acquired intangible assets is excluded from the calculation of non-GAAP net income, the revenue and operating costs associated with these acquired companies is reflected in non-GAAP net income calculations, as well as the acquired assets that contribute to revenue generation. For specific non-recurring adjustment items, please see the Supplemental Financial Information and Non-GAAP Reconciliation section of this release. Costs incurred related to Non-Recurring and Non-Cash Adjustments are excluded from the measurement of segment profitability for internal and external reporting purposes, and are included in unallocated other corporate expenses.

Adjusted EBITDA. The Company provides information about its results excluding interest, taxes, depreciation and amortization expenses, stock compensation expense, non-cash lease amortization expense, and the non-recurring and non-cash items referenced above.

In addition, the Company has included in the schedules attached to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company’s business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance, and, in some cases, financial condition, of the Company’s business with regard to these items.

For forward-looking Adjusted EBITDA, Topgolf Adjusted EBITDA, and Core Business Adjusted EBITDA (together, the “Projected Non-GAAP Measures”) information provided in this release, reconciliation of such Projected Non-GAAP Measures to the most closely comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliation without unreasonable efforts. The inability to provide a reconciliation is because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact net income in the future but would not impact the Projected Non-GAAP measures. These items may include certain non-cash depreciation, which will fluctuate based on the Company’s level of capital expenditures, non-cash amortization of intangibles related to the Company’s acquisitions, income taxes, which can fluctuate based on changes in the other items noted and/or future forecasts, interest expense, which varies based upon the amount of borrowing to fund the business, and other non-recurring costs and non-cash adjustments. Historically, the Company has excluded these items from the Projected Non-GAAP Measures. The Company currently expects to continue to exclude these items in future disclosures of the Projected Non-GAAP Measures and may also exclude other items that may arise. The events that typically lead to the recognition of such adjustments are inherently unpredictable as to if or when they may occur, and therefore actual results may differ materially. This unavailable information could have a significant impact on GAAP financial measures.

Definitions
Same venue sales. The Company defines same venue sales for its Topgolf business as sales for the comparable venue base, which is defined as the number of Company-operated venues with at least 24 full fiscal months of operations in the year of comparison.

Forward-Looking Statements
Statements used in this press release that relate to future plans, events, financial results, performance, prospects, or growth opportunities, including statements relating to the Company’s (and its segments’) first quarter and full year 2025 guidance (including net revenues, Topgolf revenues, Jack Wolfskin revenues, Adjusted EBITDA, Topgolf Adjusted EBITDA, Core Business Adjusted EBITDA, Jack Wolfskin Adjusted EBITDA, and same venue sales growth), strength and demand of the Company’s products and services, continued brand momentum, demand for golf and outdoor activities and apparel, continued investments in the business, consumer trends and behavior, future industry and market conditions, positioning to create shareholder value, foreign currency effects and their impacts, tariff and tax rates, the sale of the Jack Wolfskin business and the timing and benefits thereof, the separation of the Topgolf business and the timing thereof, and statements of belief and any statement of assumptions underlying any of the foregoing, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “estimate,” “could,” “would,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including uncertainty regarding global economic conditions, including relating to inflation, decreases in consumer demand and spending, and any severe or prolonged economic downturn or economic recession; our ability to grow same venue sales; our ability to successfully execute planned and potential transactions, including our sale of the Jack Wolfskin business and planned separation of Topgolf, and the potential to realize the expected benefits of such transactions in the expected timeframes or at all; our ability to satisfy the closing conditions to complete such transactions on a timely basis or at all; the Company’s level of indebtedness; continued availability of credit facilities and liquidity and ability to comply with applicable debt covenants; effectiveness of capital allocation and cost/expense reduction efforts; continued brand momentum and product success; growth in the direct-to-consumer and e-commerce channels; ability to realize the benefits of the continued investments in the Company’s business; consumer acceptance of and demand for the Company’s and its subsidiaries’ products and services; any changes in U.S. or foreign trade, tax or other policies, including restrictions on imports or an increase in import tariffs; future retailer purchasing activity, which can be significantly negatively affected by adverse industry and economic conditions and overall retail inventory levels; the level of promotional activity in the marketplace; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company’s hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company’s and its subsidiaries’ products and services or on the Company’s ability to manage its operations, supply chain and delivery logistics in such an environment; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company’s products or in manufacturing the Company’s products; and a decrease in participation levels in golf generally. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Topgolf Callaway Brands
Topgolf Callaway Brands Corp. (NYSE: MODG) is an unrivaled tech-enabled Modern Golf and active lifestyle company delivering leading golf equipment, apparel, and entertainment, with a portfolio of global brands including Topgolf, Callaway Golf, TravisMathew, Toptracer, Odyssey, OGIO and Jack Wolfskin. “Modern Golf” is the dynamic and inclusive ecosystem that includes both on-course and off-course golf. For more information, please visit https://www.topgolfcallawaybrands.com.

Investor Contact
Katina Metzidakis
invrelations@tcbrands.com

TOPGOLF CALLAWAY BRANDS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$317.0	$445.0
Restricted cash	—	0.7
Accounts receivable, net	372.2	175.7
Inventories	653.9	757.3
Other current assets	212.4	222.0
Current assets held for sale	409.3	—
Total current assets	1,964.8	1,600.7
Property, plant and equipment, net	2,206.7	2,219.0
Operating lease right-of-use assets, net	1,268.8	1,339.2
Goodwill and intangible assets, net	1,782.9	1,992.8
Other assets, net	470.7	484.4
Total assets	$7,693.9	$7,636.1
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$398.8	$451.3
Accrued employee compensation and benefits	108.6	113.4
Asset-based credit facilities	46.7	25.4
Operating lease liabilities, short-term	76.2	89.3
Construction advances	18.1	6.0
Deferred revenue	94.5	96.0
Other current liabilities	35.9	44.5
Current liabilities held for sale	149.8	—
Total current liabilities	928.6	825.9
Long-term debt, net	1,455.4	1,457.9
Operating lease liabilities, long-term	1,322.6	1,377.1
Deemed landlord financing obligations	1,210.9	1,194.8
Deferred taxes, net	2.2	24.9
Other long-term liabilities	347.6	347.8
Total shareholders’ equity	2,426.6	2,407.7
Total liabilities and shareholders’ equity	$7,693.9	$7,636.1

TOPGOLF CALLAWAY BRANDS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net revenues:
Products	$702.2	$726.1
Services	390.1	418.1
Total net revenues	1,092.3	1,144.2
Costs and expenses:
Cost of products	385.7	412.9
Cost of services, excluding depreciation and amortization	39.1	41.6
Other venue expense	321.2	323.4
Selling, general and administrative expense	257.9	273.0
Research and development expense	21.3	23.2
Venue pre-opening costs	0.6	3.2
Total costs and expenses	1,025.8	1,077.3
Income from operations	66.5	66.9
Interest expense, net	(58.0)	(58.8)
Other income, net	3.1	3.4
Income before taxes	11.6	11.5
Income tax provision	9.5	5.0
Net income	$2.1	$6.5

Earnings per common share:
Basic	$0.01	$0.04
Diluted	$0.01	$0.04
Weighted-average common shares outstanding:
Basic	183.4	183.7
Diluted	183.5	184.4

TOPGOLF CALLAWAY BRANDS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$2.1	$6.5
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	69.1	65.4
Non-cash interest on financing and deemed landlord financed leases	14.3	13.1
Loss on disposal of long-lived assets	3.3	0.9
Amortization of debt discount and issuance costs	1.5	1.5
Impairment loss on assets held for sale	7.0	—
Gain on lease termination incentive	(12.0)	—
Deferred taxes, net	5.3	5.4
Share-based compensation	7.0	13.1
Unrealized net gains on hedging instruments and foreign currency	(0.1)	(2.8)
Loss on debt modification	—	4.7
Other	0.6	—
Changes in assets and liabilities, net of impacts from business combinations	(183.3)	(181.1)
Net cash used in operating activities	(85.2)	(73.3)

Cash flows from investing activities, net of impacts of business combinations:
Capital expenditures	(69.9)	(65.4)
Business combinations, net of cash acquired	—	(23.3)
Other investing activities	(0.1)	(0.4)
Net cash used in investing activities	(70.0)	(89.1)

Cash flows from financing activities:
Repayments of long-term debt and DLF obligations	(13.6)	(12.0)
Borrowings on credit facilities, net	19.9	—
Debt issuance costs	(0.4)	(0.2)
Repayments of financing leases	(1.4)	(1.5)
Proceeds from lease financing	23.9	27.2
Acquisition of treasury stock	(3.3)	(6.2)
Net cash provided by financing activities	25.1	7.3
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2.5	(4.4)
Net decrease in cash, cash equivalents and restricted cash	(127.6)	(159.5)
Cash, cash equivalents and restricted cash at beginning of period	450.3	398.8
Cash, cash equivalents and restricted cash at end of period	322.7	239.3
Less: restricted cash(1)	(5.7)	(5.4)
Cash and cash equivalents at end of period	$317.0	$233.9

(1) As of March 31, 2025, includes $5.5 million of restricted cash which is classified within current assets held for sale, as well as $0.2 million of long-term restricted cash included in other assets. As of March 31, 2024, includes $0.7 million of short-term restricted cash and $4.7 million of long-term restricted cash included in other assets.

TOPGOLF CALLAWAY BRANDS CORP.
CONSOLIDATED NET REVENUES AND OPERATING SEGMENT INFORMATION
(In millions)
(Unaudited)

	Net Revenues by Category
	Three Months Ended March 31,		Growth/(Decline)		Constant Currency vs. 2024(1)
	2025	2024	Dollars	Percent	Percent
Net revenues:
Venues	$380.1	$405.7	$(25.6)	(6.3%)	(6.3%)
Topgolf other business lines	13.6	17.1	(3.5)	(20.5%)	(19.9%)
Golf Clubs	340.0	345.9	(5.9)	(1.7%)	(0.5%)
Golf Balls	103.7	104.0	(0.3)	(0.3%)	0.6%
Apparel	152.3	159.6	(7.3)	(4.6%)	(3.2%)
Gear, Accessories & Other	102.6	111.9	(9.3)	(8.3%)	(6.9%)
Total net revenues	$1,092.3	$1,144.2	$(51.9)	(4.5%)	(3.8%)

(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.

	Net Revenues by Region
	Three Months Ended March 31,		Growth/(Decline)		Constant Currency vs. 2024(1)
	2025	2024	Dollars	Percent	Percent
Net revenues:
United States	$790.4	$829.0	$(38.6)	(4.7%)	(4.7%)
Europe	130.1	141.4	(11.3)	(8.0%)	(6.0%)
Asia	128.8	127.6	1.2	0.9%	4.0%
Rest of world	43.0	46.2	(3.2)	(6.9%)	(2.2%)
Total net revenues	$1,092.3	$1,144.2	$(51.9)	(4.5%)	(3.8%)

(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.

	Operating Segment Information
	Three Months Ended March 31,		Growth/(Decline)		Constant Currency vs. 2024(1)
	2025	2024	Dollars	Percent	Percent
Net revenues:
Topgolf	$393.7	$422.8	$(29.1)	(6.9%)	(6.8%)
Golf Equipment	443.7	449.9	(6.2)	(1.4%)	(0.3%)
Active Lifestyle	254.9	271.5	(16.6)	(6.1%)	(4.7%)
Total net revenues	$1,092.3	$1,144.2	$(51.9)	(4.5%)	(3.8%)

Segment operating (loss) income:
Topgolf	$(11.9)	$2.9	$(14.8)	n/m
Golf Equipment	101.6	82.1	19.5	23.8%
Active Lifestyle	30.6	24.7	5.9	23.9%
Total segment operating income	120.3	109.7	10.6	9.7%
Unallocated other corporate expenses(2)	(53.8)	(42.8)	(11.0)	25.7%
Total operating income	66.5	66.9	(0.4)	(0.6%)
Interest expense, net	(58.0)	(58.8)	0.8	(1.4%)
Other income, net	3.1	3.4	(0.3)	(8.8%)
Total income before income taxes	$11.6	$11.5	$0.1	0.9%

(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.
(2) Amount includes corporate general and administrative expenses not utilized by management in determining segment profitability, in addition to certain non-cash and non-recurring items described in the Supplemental Financial Information and Non-GAAP Reconciliation table below.

TOPGOLF CALLAWAY BRANDS CORP.
SUPPLEMENTAL FINANCIAL INFORMATION AND NON-GAAP RECONCILIATION
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2025				2024
	GAAP	Non-Cash Acquisition-related Amortization(1)	Non-Recurring Items(2)	Non- GAAP	GAAP	Non-Cash Acquisition-related Amortization(1)	Non-Recurring Items(3)	Non- GAAP
Income from operations	$66.5	$(2.6)	$(18.7)	$87.8	$66.9	$(2.9)	$(2.8)	$72.6
Net income	$2.1	$(2.2)	$(16.0)	$20.3	$6.5	$(2.2)	$(5.7)	$14.4
Earnings per share - diluted (4)	$0.01	$(0.01)	$(0.09)	$0.11	$0.04	$(0.01)	$(0.03)	$0.08
(1) Includes amortization of acquired intangible assets related to acquisitions. Non-cash depreciation and amortization related to purchase accounting adjustments for the fair value step-up of PP&E, leases, and debt, stemming from acquisitions is excluded from our Non-GAAP adjustments. Prior period amounts have been recast in order to conform with the current period presentation. For the three months ended March 31, 2024, non-cash depreciation and amortization related to these purchase accounting adjustments was $1.9 million.

(2) Primarily includes a $7.0 million impairment charge on assets held for sale related to the sale of the Jack Wolfskin business, and $11.4 million in total restructuring, reorganization and separation charges related to the planned separation of Topgolf and the sale of the Jack Wolfskin business.

(3) Primarily includes $5.7 million in charges related to our 2024 debt repricing, IT costs related to a 2023 cybersecurity incident and acquisition-related IT integration and implementation costs.
(4) When aggregated, earnings per share amounts may not add across due to rounding.

TOPGOLF CALLAWAY BRANDS CORP.
SUPPLEMENTAL FINANCIAL INFORMATION AND NON-GAAP RECONCILIATION
(In millions, except per share data)
(Unaudited)

	2025 Trailing Twelve Month Adjusted EBITDA					2024 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	June 30,	September 30,	December 31,	March 31,		June 30,	September 30,	December 31,	March 31,
	2024	2024	2024	2025	Total	2023	2023	2023	2024	Total
Net income (loss)	$62.1	$(3.6)	$(1,512.7)	$2.1	$(1,452.1)	$117.4	$29.7	$(77.1)	$6.5	$76.5
Interest expense, net	57.0	57.7	57.7	58.0	230.4	51.7	52.3	56.6	58.8	219.4
Income tax (benefit) provision	(9.7)	(19.4)	(1.4)	9.5	(21.0)	(45.8)	(3.0)	(7.2)	5.0	(51.0)
Non-cash depreciation and amortization expense	65.8	68.1	69.1	69.1	272.1	58.6	61.0	64.0	65.4	249.0
Non-cash stock compensation and stock warrant expense, net	7.0	7.8	9.0	7.0	30.8	12.3	13.2	8.4	14.2	48.1
Non-cash lease amortization expense	3.6	2.8	3.2	2.9	12.5	4.4	4.5	4.4	3.5	16.8
Non-cash goodwill & trade name impairment	—	—	1,452.0	—	1,452.0	—	—	—	—	—
Acquisitions & non-recurring items, before taxes(1)	19.8	6.4	24.5	18.7	69.4	7.6	5.6	20.7	7.5	41.4
Adjusted EBITDA	$205.6	$119.8	$101.4	$167.3	$594.1	$206.2	$163.3	$69.8	$160.9	$600.2

(1) In 2025, amounts include impairment charges and other restructuring, reorganization and separation related costs associated with the planned separation of Topgolf and the planned sale of the Jack Wolfskin business. In 2024, amounts include restructuring and reorganization charges, costs incurred related to the planned separation of Topgolf, charges related to the 2024 debt repricing, currency translation adjustments reclassified into earnings due to the dissolution of the Jack Wolfskin Russia entity, charges related to the impairment and abandonment of the Shankstars media game, a loss on disposal on the sale on the WGT business, IT integration costs associated with the implementation of a new cloud based HRM system, and IT costs related to a 2023 cybersecurity incident. In 2023, amounts include charges related to the impairment and abandonment of the Shankstars media game, restructuring and reorganization charges related to our Topgolf and Active Lifestyle segments, IT integration and implementation costs stemming primarily from the merger with Topgolf, charges in connection with the 2023 debt modification, and costs related to a cybersecurity incident.

Reconciliation of Topgolf Adjusted Segment EBITDA	Three Months Ended March 31,		Twelve Months Ended December 31,
	2025	2024	2024

Topgolf Segment operating (loss) income(1):	$(11.9)	$2.9	$114.2
Non-GAAP depreciation and amortization expense	51.8	48.5	199.9
Non-cash stock compensation expense	1.2	5.2	10.3
Non-cash lease amortization expense	2.8	3.2	12.4
Other expense, net	—	—	0.4
Topgolf Adjusted Segment EBITDA	$43.9	$59.8	$337.2

(1) We do not calculate GAAP net income at the operating segment level, but have provided Topgolf’s segment income from operations as a relevant measurement of profitability. Segment income from operations does not include interest expense and taxes as well as other non-cash and non-recurring items. Segment operating income is reconciled to the Company’s consolidated pre-tax income in the Segment Results section of this release.